Exhibit 99.1

NEWS RELEASE

Contacts:	Investors/Analysts Tiffany Louder Alliance Data 214-494-3048 tiffany.louder@alliancedata.com Media Shelley Whiddon Alliance Data 214-494-3811 shelley.whiddon@alliancedata.com

ALLIANCE DATA SIGNS NEW CREDIT SERVICES AGREEMENT WITH
HOUZZ, THE LEADING PLATFORM FOR HOME RENOVATION AND
DESIGN

•	Alliance Data’s card services business selected to provide private label, co-brand and business credit card services
•	Credit card program will seamlessly integrate into the Houzz best-in-class user experience with credit offerings available for both consumers and home professionals on Houzz
•	Houzz is a leader in the massive home goods and services market with a community of more than 40 million homeowners, home design enthusiasts and home improvement professionals around the world

Plano, TX, February 28, 2019 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced its Columbus, Ohio-based card services business, a premier provider of branded private label, co-brand and business card programs, has signed a new long-term agreement to provide private label, and co-brand credit card services for Houzz Inc., the world’s leading platform for home remodeling and design. Alliance Data will provide both private label and co-brand credit card services for Houzz consumers. Additionally, Alliance Data has been selected to provide business credit card services for home professionals on Houzz.

Houzz provides the only end-to-end solution for people renovating or designing their homes where they can get design inspiration, find and hire home professionals and shop for products and materials to complete their projects. Over 2.3 million home professionals in more than 65 categories, including designers, architects, contractors and more, use Houzz to showcase their work, build their brands and reach new clients.

“We are excited to partner with Alliance Data, given their deep expertise in our industry and in building innovative payment options,” said Alon Cohen, Houzz president and cofounder. “With the addition of Alliance Data’s credit card services, we are making it easier for Houzz users to finance purchases and services for their homes. The Houzz community will be able to seamlessly unlock financing options while they’re getting inspired, buying products, finding and collaborating with the perfect architect, designer or contractor.”

With Alliance Data’s offerings, Houzz will be able to enhance their end-to-end solution by offering credit at key decision-making points throughout the customer journey. Alliance Data will deliver a loyalty-driven credit card program for the Houzz community of 40 million homeowners, home design enthusiasts, and home improvement professionals that will seamlessly integrate into their best-in-class user experience.

“Houzz has built an exceptional online platform with today’s consumer in mind and we are pleased to partner with a leader in the space, expanding our presence in the growing home goods and services category,” said Melisa Miller, president of Alliance Data’s card services business. “Houzz delivers the best possible shopping experience for home design and renovations – from picking out a new nightstand to a complete kitchen remodel. We look forward to partnering with Houzz to provide a suite of branded marketing and credit programs to help extend and strengthen brand loyalty and sales.”

About Houzz
Houzz is the leading platform for home renovation and design, providing people with everything they need to improve their homes from start to finish – online or from a mobile device. From decorating a small room to building a custom home and everything in between, Houzz connects millions of homeowners, home design enthusiasts and home improvement professionals across the country and around the world. With the largest residential design database in the world and a vibrant community empowered by technology, Houzz is the easiest way for people to find inspiration, get advice, find products and hire the professionals they need to help turn their ideas into reality. Headquartered in Palo Alto, Calif., Houzz also has international offices in London, Berlin, Sydney, Moscow, Tel Aviv and Tokyo. Houzz is a registered trademark of Houzz Inc. worldwide. For more information, visit www.houzz.com.

About Alliance Data’s card services business
Based in Columbus, Ohio, Alliance Data’s card services business develops market-leading private label, co-brand, and business credit card programs for many of the world's most recognizable brands. Through our branded credit programs, we help build more profitable relationships between our partners and their cardmembers, and drive lasting loyalty.

Using the industry’s most comprehensive and predictive data set, advanced analytics, and broad-reaching capabilities, Alliance Data’s card services business has been helping partners increase sales and provide greater value to their cardmembers since 1986. We are proud to be part of the Alliance Data enterprise (NYSE: ADS), an S&P 500, FORTUNE 500 and FORTUNE 100 Best Companies to Work For company headquartered in Plano, Texas. To learn more, visit KnowMoreSellMore.com, follow us on Twitter @Know_SellMore, and connect with us on LinkedIn at Alliance Data card services.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500, FORTUNE 500 and FORTUNE 100 Best Companies to Work For company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ approximately 20,000 associates at more than 100 locations worldwide.

Alliance Data’s card services business is a provider of market-leading private label, co-brand, and business credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada’s most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.

Follow Alliance Data on Twitter, Facebook, LinkedIn, Instagram and YouTube.

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